Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

REGISTRATION STATEMENT

(Form Type)

GREENFIRE RESOURCES LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Shares (3)	Rule 457(c) and 457(f)	45,611,549	$6.14	(4)	$280,054,910.86	0.0001476	$41,336.10
Fees to Be Paid	Equity	Company Warrants (5)	Rule 457(c), 457(f) and 457(i)	5,625,456	–		–	–	–
Fees to Be Paid	Equity	Common Shares issuable upon exercise of Company Warrants (6)	Rule 457(i)	5,625,456	$11.50	(7)	$64,692,744.00	0.0001476	$9,548.65

		Total Offering Amounts					$344,747,654.86		$50,884.75
		Total Fees Previously Paid							$47,796.43
		Total Fee Offsets							—
		Net Fee Due							$3,088.32

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $147.60 per $1.0 million of the proposed maximum aggregate offering price.

(3)	Represents common shares (“Common Shares”) in the authorized share capital of the registrant, Greenfire Resources Ltd., an Alberta corporation (the “Company”), registered for resale by the selling securityholders, consisting of (i) 4,177,091 Common Shares of certain selling securityholders who participated in a private placement in connection with the business combination (the “Business Combination”) pursuant to the business combination agreement, dated December 14, 2022, as amended on April 21, 2023, June 15, 2023, and September 5, 2023, by and between M3-Brigade Acquisition III Corp., a Delaware corporation (“MBSC”), Greenfire Resources Inc. (“Greenfire”), the Company and the other parties thereto; (ii) 4,250,000 Common Shares of M3-Brigade Sponsor III LP, a Delaware limited partnership (“MBSC Sponsor”) and its transferees issued pursuant to the Business Combination in exchange for their class B common shares of MBSC, and (iii) 37,184,458 Common Shares of certain former securityholders of Greenfire (the “Greenfire Holders”).

(4)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Common Shares reported on the NYSE on January 18, 2024 ($6.14 per Common Share). This calculation is in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act.

(5)	Represents (i) 3,098,789 warrants to purchase Common Shares at an exercise price of $11.50 per share (“Company Warrants”) of the Greenfire Holders and (ii) 2,526,667 Company Warrants of MBSC Sponsor (collectively, the “Resale Warrants”).

(6)	Represents Common Shares issuable upon exercise of the Resale Warrants.

(7)	Represents the exercise price of Company Warrants of $11.50 in accordance with Rule 457(i).